Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to incorporation by reference in the Registration Statement (No. 333-177206) on Form S-8 of Murphy Oil Corporation of our report dated June 17, 2025, with respect to the statements of net assets available for benefits of The Murphy Oil Corporation 401(K) Plan, as of December 31, 2024 and 2023, and the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the supplemental schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2024, which is included in the December 31, 2024, Annual Report on Form 11-K of The Murphy Oil Corporation 401(K) Plan.

/s/ Forvis Mazars, LLP

Houston, TX
June 17, 2025

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